Exhibit 99.1

Mirant Provides Business Update and Operational Outlook

News Release

Media contact:
James Peters, 678 579 5266
David Payne, 678 579 6065

Investor contact:
John Robinson, 678 579 7782
Carey Skinner, 678 579 3602

                                                                    May 7, 2003


             Mirant Provides Business Update and Operational Outlook

o    Continues to pursue successful financial restructuring
o    Reports $1.4 billion in total cash and available credit

         ATLANTA - In remarks to be made during its analyst call this morning, Mirant (NYSE: MIR) provides an update on key elements of its financial restructuring and operational outlook.

         "Over the past year-and-a-half, we've refocused our business on markets where we have critical mass of assets, people and customers," said Marce Fuller, president and chief executive officer, Mirant. "Now, we are implementing a plan to restructure Mirant's finances and enable the business to successfully compete in growing energy markets over the long term."

Update on Financial Restructuring

         Mirant is currently in discussions with its agent banks and advisors for its bondholders to restructure approximately $5.3 billion of debt at Mirant and its subsidiaries. Mirant's proposal asks certain groups of its creditors to defer repayment of principal. To reassure these creditors who will be asked to extend maturities, the company is offering security in substantially all of its unencumbered assets, as well as more favorable terms. In addition, Mirant does not see the need to borrow any additional funds as part of its refinancing.

         Mirant has established a refinancing plan with the following objectives:

     o    repay in full all obligations with interest;

     o maintain sufficient liquidity and flexibility to execute its business plan;

     o    minimize financial risk until an expected industry recovery; and,

     o    reduce the company's overall leverage over time

         "I am optimistic about our refinancing efforts. We are committed to repaying, in full, all of our obligations with interest, and to producing value for all of our stakeholders," said Fuller.

         Mirant noted that there are substantial risks if it is unable to successfully refinance its debt obligations. These risks are described in the company's 2002 Form 10-K.

Total Cash and Available Credit Update

o As of April 25, total cash and available lines of credit at Mirant and its subsidiaries was $1.4 billion, compared with $2 billion in total cash and available credit at year-end 2002.

[Note: For a reconciliation of total cash and available credit, and a summary of cash used since year-end 2002, please refer to the enclosed Table "A".]

o As of April 25, Mirant had $869 million in collateral posted to support its North American assets, marketing and risk management business.

o The company expects to reduce collateral to approximately $500 million by the end of the year.
     - The recent sale of the majority of Mirant's Canadian natural gas aggregator, transport and storage business is expected to return approximately $200 million in collateral to Mirant.

Operational Outlook for 2003 and Beyond

         "We expect the value of Mirant to grow in the future. We have the right assets in the right markets, a product that is essential to a growing economy, the right focus and expertise and, most importantly, the right people," said Fuller.

Projected earnings before interest, tax, depreciation and amortization (EBITDA)
-------------------------------------------------------------------------------

o    Mirant forecasts $800 million in adjusted EBITDA for 2003.

[Note: The company believes adjusted EBITDA provides a more meaningful measure of the company's underlying operating performance.]

o Mirant's North America operations are expected to contribute approximately 40 percent of the company's 2003 adjusted EBITDA.
     - Of its North American gross margin, 92 percent is attributed to its assets and asset-related risk management and marketing activities.

o    Mirant's  stable  International   operations  are  expected  to  contribute
     approximately  60 percent of the  company's  2003  adjusted  EBITDA.
     - The Philippine and Caribbean assets are expected to grow, on average, approximately five percent per year and provide stable financial returns through the next five years due to the contract or franchise nature of these businesses.

o The company expects approximately $100 million of improvements in adjusted EBITDA from 2003 to 2004 due primarily to cost reduction initiatives.

o Beyond 2004 the company forecasts improvements in EBITDA as markets begin to recover.

[Note: For EBITDA and adjusted EBITDA reconciliation refer to the enclosed Table "B".]

Capital Expenditures
--------------------
o Mirant expects capital expenditures for 2003 to be approximately $325 million; including construction, maintenance, and environmental controls.

o Mirant expects capital expenditures for 2004 and 2005 to drop to $175 and $230 million respectively.

o    Mirant's capital expenditures are projected to rise between 2006 to 2007 to
     just  under  $300  million  each  year  due  to  forecasted   environmental
     expenditures planned at some of the company's power plants.

         Mirant is preparing revised quarterly financial information for 2002 and 2001. The company expects to provide the prior years' quarterly results, and file results for the first quarter 2003, as soon as possible.

Notice of Analyst Call

o Mirant executives will host an analyst call at 10 a.m. EST, May 7 to discuss the company's 2002 year-end financial results, operational outlook and provide a general business update.

o Investors, media and the public are invited to listen to the call at www.mirant.com. The audio may also be heard through a listen-only telephone line: Domestic, 1-877-260-8899 and International, 612-332-7516. A recording of the call will also be available until May 21, for replay at www.mirant.com.

o    To listen to the call, you will need:

     -    RealPlayer, available at www.real.com or
     -    Windows Real Media, available at www.windows.com.

Notice of Annual Meeting of Stockholders

o The 2003 Annual Meeting of Stockholders of Mirant Corp. will be held on Thursday, May 22 at 9 a.m. at the Atlanta Marriott Alpharetta, 5750 Windward Parkway, Alpharetta, GA. Ms. Fuller will discuss earnings results for 2002 and provide a general business outlook.

o The meeting will be webcast from a link at www.mirant.com. Participants can also choose to dial 1-800-288-8968. Both methods are listen-only. The meeting will be available for replay until June 5 at www.mirant.com.

                                      # # #

Special Note Regarding Forward-Looking Statements

         The information presented in this release includes forward-looking statements in addition to historical information. These statements involve known and unknown risks and relate to future events, our future financial performance or our projected business results. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "targets," "potential" or "continue" or the negative of these terms or other comparable terminology.

         Forward-looking statements are only predictions. Actual events or results may differ materially from any forward-looking statement as a result of various factors, which include: (1) legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the electric utility industry; (2) the failure of our assets to perform as expected or the extent and timing of the entry of additional competition in the markets of our subsidiaries and affiliates; (3) our pursuit of potential business strategies, including the disposition of assets, termination of construction of certain projects or internal restructuring; (4) changes in state, federal and other regulations (including rate and other regulations); (5) changes in or application of environmental and other laws and regulations to which we and our subsidiaries and affiliates are subject; (6) political, legal and economic conditions and developments; (7) changes in market conditions, including developments in energy and commodity supply, demand, volume and pricing; (8) weather and other natural phenomena; (9) war or the occurrence of a catastrophic loss; (10) deterioration in the financial condition of our counterparties and the resulting failure to pay amounts owed to us or perform obligations or services due to us; (11) financial market conditions and the results of Mirant's financial restructuring efforts, including its inability to obtain long-term or working capital on terms that are not prohibitive and the effects that would result on our liquidity and business; (12) the direct or indirect effects on our business of a lowering of our credit rating or that of Mirant Americas Generation or Mirant Americas Energy Marketing (or actions taken by us or our affiliates in response to changing credit ratings criteria), including, increased collateral requirements to execute our business plan, demands for increased collateral by our current counterparties, curtailment of certain business operations in order to reduce the amount of required collateral, refusal by our current or potential counterparties or customers to enter into transactions with us and our inability to obtain credit or capital in amounts needed or on terms favorable to us; (13) the disposition of the pending litigation described in our Form 10-K; (14) the direct or indirect effects of the "going concern' explanatory paragraph contained in our, or our subsidiaries' independent auditors' reports; and (15) other factors, including the risks discussed in our Form 10-K.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, and levels of activity, performance or achievements. We expressly disclaim a duty to update any of the forward-looking statements.

Table A

Total Cash and Available Credit

We believe that total cash and available credit is an important indication of our ability to meet our obligations. The following table sets forth total cash and available credit of Mirant Corporation and its subsidiaries as of April 25, 2003 and December 31, 2002 and 2001, respectively (in millions):

                                                  April 25, 2003       December 31, 2002        December 31, 2001
Cash:
Mirant Corporation                                        $  492                  $  862                   $  406
Mirant Americas Generation (1)                                70                     212
Mirant Mid-Atlantic (1)                                      175                      70
Other subsidiaries                                          659*                     812                      640
Total cash (2)                                             1,396                   1,956                    1,046
Available under credit facilities:
Mirant Corporation                                             6                      51                      867
Mirant Americas Generation                                    --                      --                      227
Mirant Canada Energy Marketing                                --                      --                       18
Total cash and available credit (2)                       $1,402                  $2,007                   $2,158

* estimated

(1) The ability of Mirant Americas Generation and Mirant Mid-Atlantic to distribute cash to Mirant is subject to various covenants under their debt and lease agreements. We note that Mirant Mid-Atlantic is currently restricted from making dividends and, based on projected ratio calculations, is expected to remain restricted until at least the date on which financial statements for the fiscal quarter ended September 30, 2003 are delivered.

(2) The amount includes an estimated $447 million as of April 25, 2003, $619 million as of December 31, 2002 and $514 million as of December 31, 2001 at various subsidiaries that either is required for operating, working capital or other purposes at each respective subsidiary, or the distribution of which is restricted by the subsidiaries' debt agreements and therefore is not available for immediate payment to Mirant Corporation. As of April 25, 2003, we estimate that approximately $159 million of the $447 million is not legally restricted from being used by Mirant Corporation. Total cash is equal to cash and cash equivalents as of such dates plus funds on deposit and cash included in assets held for sale as follows (in millions):

                                    December 31, 2002        December 31, 2001
Cash and cash equivalents                      $1,708                   $  793
Funds on deposit                                  180                      180
Cash included in assets held for
 sale on balance sheet                             13                       12
Funds on deposit non-current                       55                       61
Total cash                                     $1,956                   $1,046

Table B: Consolidated EBITDA

$ in millions                                  Actual 2002    Projected (1) 2003

Gross margin (2)                                    $2,222             $2,290
Operating expenses (3,4)                             3,130              1,440
Operating income                                      (908)               850
+ Depreciation and amortization                        288                310
EBITDA                                              $ (620)            $1,160

Adjustments to EBITDA:
+ Impairment losses and restructuring charges          973                 20(4)
+ Goodwill impairment                                  697                  -
- (Gain) on sales of assets, net                       (41)                 -
+ Equity in income of affiliates                       168                 30
- Amortization of obligations (5)                     (458)              (600)
+ PEPCO Deferred Purchase (6)                          110                190

Adjusted EBITDA                                       $829               $800

Notes:
(1) These estimates do not incorporate changes which may result from reclassifying various commodity financial transactions from an accrual to mark-to-market basis.

(2) 2002 gross margin equals total operating revenues of $6,436 minus cost of fuel, electricity, and other products of $4,214.

(3) 2002 operating expenses equals operating expenses as defined on Mirant's Consolidated Statements of Operations of $7,344 minus cost of fuel, electricity and other products of $4,214.

(4)  Impairment  losses  and   restructuring   charges  in  2003  are  primarily
     associated with employee severance.

(5) Amortization of obligations refers to Amortization of obligations under energy delivery and purchase commitments, a line item on Mirant's Consolidated Statements of Cash Flows. This includes the sum of Transition Power Agreements and other agreements. This amortization reflects non-cash amounts in gross margin. The 2002 total also includes $35 MM of non-cash amortization of PPA's included in "Price Risk Management Activities, Net."

(6) PEPCO deferred purchase consists of the cash payments associated with the out of market obligations assumed as part of the purchase of the PEPCO assets that expire by the end of 2005. Note that because the Panda-Brandywine Power Purchase Agreement extends past 2005, the associated cash payments are not included

Additional Note: Mirant has no obligation to update any projections provided.